Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reports 2015 First Quarter Results

●	Continued positive broadband momentum with 17,100 net broadband additions
●	Maintained an attractive and sustainable dividend payout ratio of 54%
●	Annualized Connecticut cost synergies at $230 million
●	Smooth leadership transition completed with Dan McCarthy becoming President and Chief Executive Officer and Maggie Wilderotter the Executive Chairman as of April 3, 2015
●	Integration activities and regulatory approval for acquisition of Verizon CA, FL and TX assets underway
●	2015 guidance for free cash flow, capital expenditures and cash taxes reaffirmed

Stamford, Conn., May 5, 2015 — Frontier Communications Corporation (NASDAQ: FTR) today reported first quarter 2015 revenue of $1,371 million, operating income of $163 million and net loss of $51 million, or $0.05 per share. Excluding acquisition related interest expense of $58 million,  acquisition and integration costs of $57 million and severance costs of $1 million (combined impact of $72 million, or $0.07 per share after tax), non-GAAP adjusted net income was  $21 million, or $0.02 per share, for the first quarter of 2015, as determined by the Company in the attached Schedule B.

“I am very pleased to report that we continued our track record of consistent, strong broadband growth for the quarter,” said Dan McCarthy, Frontier’s President and Chief Executive Officer.  “We also completed our Connecticut integration in the first quarter, with annualized cost synergies now at $230 million.  Our integration, conversion and regulatory approval planning have commenced for the Verizon properties and we still expect to close the transaction in the first half of 2016.  Throughout this year our priorities are improved customer retention, broadband market share growth in the residential and commercial base, and improved commercial sales results in all segments. I  remain excited about Frontier’s prospects, including the pending acquisition and the growth potential in our current markets.”

Revenue for the first quarter of 2015 was $1,371 million compared to $1,330 million in the fourth quarter of 2014 and $1,154 million in the first quarter of 2014.  Revenue for the first quarter of 2015 increased sequentially by $41 million, or 3%, from the fourth quarter of 2014 and by $217 million, or 19%, from the first quarter of 2014. The increase in revenue during the first quarter of 2015 is primarily a result of the incremental contribution of the Connecticut operations acquired on October 24, 2014 (the Connecticut Acquisition).

Customer revenue for the first quarter of 2015 of $1,233 million increased 3% sequentially compared to $1,202 million in the fourth quarter of 2014, primarily due to the additional revenue of $47 million from the Connecticut Acquisition and the increase in data services revenue.  This was partially offset by lower voice services revenue and lower non-switched access revenue from the expected decline in wireless backhaul in the Frontier legacy operations.  Total  residential revenue was $617 million for the first quarter of 2015,  compared to $601 million in the fourth quarter of 2014, a 3% sequential increase. Total business revenue was $616 million for the first quarter of 2015,  compared to $601 million in the fourth quarter of 2014, a 3% sequential increase.

At March 31, 2015, the Company had 3,199,100 residential customers.  The first quarter of 2015 resulted in a net loss of 0.4% of our residential customers,  compared to a net loss of 0.3% of our customers in the first quarter of 2014.  The average monthly residential revenue per customer was $64.13 in the first quarter of 2015, an increase of $5.06 compared to  $59.07 in the first quarter of 2014.

At March 31, 2015, the Company had 301,100 business customers.  The first quarter of 2015 resulted in a net loss of 1.2% of our business customers,  compared to a net loss of 1.6% of our customers in the first quarter of 2014. During the first quarter of 2015, the average monthly business revenue per customer was $678.15,  or 4%  higher than the first quarter of 2014.

At March 31, 2015, the Company had 2,386,700 broadband customers.  The Company has added 17,100 net broadband customers during the first quarter of 2015.

At March 31, 2015, the Company had 577,700 video customers.  The first quarter of 2015 resulted in a net loss of 7,700 video customers, including 3,500 satellite video customers.

Total Operating Expenses includes operating expenses of the Connecticut Operations for the full period in the first quarter of 2015, and only for the period from October 25, 2014 through December 31, 2014 for the fourth quarter of 2014.  Total operating expenses for the Connecticut Operations were $249 million for the first quarter of 2015 and $178 million for the fourth quarter of 2014.

Network access expenses for the first quarter of 2015 were $155 million,  compared to $144 million in the fourth quarter of 2014 and $107 million in the first quarter of 2014.

Network related expenses for the first quarter of 2015 were $325 million, compared to $320 million in the fourth quarter of 2014 and $263 million in the first quarter of 2014.

Selling, general and administrative expenses (SG&A expenses) for the first quarter of 2015 were $330 million, compared to $300 million in the fourth quarter of 2014 and $266 million in the first quarter of 2014.

Depreciation and amortization for the first quarter of 2015 was $341 million,  compared to $323 million in the fourth quarter of 2014 and $281 million in the first quarter of 2014. Depreciation and amortization for our Frontier legacy operations decreased $18 million compared to the first quarter of 2014, primarily due to the expected lower amortization related to the customer base acquired in our 2010 Acquisition.

Acquisition and integration costs for the first quarter of 2015 were $57 million ($0.04 per share after tax) compared to $70 million ($0.04 per share after tax) in the fourth quarter of 2014 and $11 million ($0.01 per share after tax) in the first quarter of 2014. Acquisition and integration costs for the first quarter of 2015 include $21 million related to the Connecticut Acquisition and $36 million related to the Verizon Transaction.

Operating income for the first quarter of 2015 was $163 million and operating income margin was 11.9% compared to operating income of $173 million and operating income margin of 13.0% in the fourth quarter of 2014 and operating income of $226 million and operating income margin of 19.6% in the first quarter of 2014.

Interest expense for the first quarter of 2015 was $245 million compared to $188 million in the fourth quarter of 2014 and $171 million in the first quarter of 2014.  Interest expense increased by $74 million compared to the first quarter of 2014, primarily due to the commitment fees related to the Verizon Transaction bridge loan facilities and the interest expense on the debt issued in September 2014 and October 2014 to finance the Connecticut Acquisition.

Income tax expense (benefit) for the first quarter of 2015 was a tax benefit of $30 million compared to a tax benefit of $16 million in the fourth quarter of 2014 and a tax expense of $17 million in the first quarter of 2014. Income tax expense decreased by $47 million in the first quarter of 2015 compared to the first quarter of 2014, principally due to lower pretax income in 2015.  The Company had an effective tax rate for the first quarter of 2015 and 2014 of 37.1% and 30.4%, respectively. The first quarter of 2014 included certain tax items arising from changes in state tax laws with an impact of $3 million in reduced income tax expense.

Net income (loss) was a net loss of $51 million, or $0.05 per share, in the first quarter of 2015, compared to net income of $14 million, or $0.01 per share, in the fourth quarter of 2014 and net income of $39 million, or $0.04 per share, in the first quarter of 2014.  The first quarter of 2015 includes acquisition related interest expense of $58 million, acquisition and integration costs of $57 million, and severance costs of $1 million (combined impact of $72 million, or $0.07 per share after tax). Excluding the impact of the aforementioned items, non-GAAP adjusted net income for the first quarter of 2015 was  $21 million, or $0.02 per share, as compared to $36 million, or $0.04 per share, in the fourth quarter of 2014 and $48 million, or $0.05 per share, in the first quarter of 2014.

Capital expenditures for Frontier business operations were $170 million for the first quarter of 2015 as compared to $135 million for the first quarter of 2014. The Company also  incurred $10 million in capital expenditures during the first quarter of 2015  related to integration activities in connection with the Connecticut Acquisition. The Company used $9 million of the previously received Connect America Fund funding in the first quarter of 2015 as compared to $6 million in the first quarter of 2014.

Operating cash flow was $504 million for the first quarter of 2015 resulting in an operating cash flow margin of 36.7%.  Operating cash flow, as adjusted and determined by the Company in the attached Schedule A, was  $564 million, or 41.1%, after excluding $57 million of acquisition and integration costs,  $2 million of non-cash pension and other postretirement benefit costs and $1 million of severance costs.

Free cash flow, as determined by the Company in the attached Schedule A, was $197 million for the first quarter of 2015.  The Company’s dividend represents a 54%  payout of free cash flow for the first quarter of 2015.

Working Capital

At March 31, 2015,  the Company had a working capital deficit of $32 million,  which reflects the classification of certain debt maturing during the remainder of 2015 of $169 million as a current liability.

Pension Contributions

Cash contributions to the pension plan were $17 million for the first quarter of 2015.  As previously announced, we anticipate making contributions to our pension plan of approximately $100 million in 2015.

2015 Guidance Remains Unchanged

For the full year of 2015, the Company’s expectation for free cash flow is $785 million to $825 million and for capital expenditures for Frontier business operations is $650 million to $700 million. The Company expects that absent any further legislative changes in 2015, our 2015 cash taxes will be $175 million to $200 million.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between non-GAAP adjusted net income, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income (loss) as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income (loss) as reflected in the statement of operations, or cash flow as reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs,  non-cash pension and other postretirement benefit costs and gain on sale of assets, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 4:30  P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding first quarter 2015 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available beginning at 7:30 P.M. Eastern time, Tuesday,  May 5, 2015 through Sunday,  May 10, 2015 at  7:30 P.M. Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 1178089 to access the replay.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states.  Frontier’s approximately 17,800 employees are based entirely in the United States. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the pending acquisition of properties from Verizon, including our ability to complete the acquisition of such operations, our ability to successfully integrate operations, our ability to realize anticipated cost savings, sufficiency of the assets to be acquired from Verizon, our ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully, failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the acquisition, and increased expenses incurred due to activities related to the transaction; the ability of the banks that have provided the bridge financing commitments to meet their obligations thereunder in the event the Company is required to draw on the bridge financing; our ability to raise, on terms reasonable and acceptable to us, all or a portion of the financing to replace the current bridge financing commitments with debt and equity financing to complete the Verizon Transaction prior to the closing of such transaction, which, if the Verizon Transaction is ultimately not consummated or is delayed, could require us to pay significant interest expense, dividends and other costs in connection with the financing without achieving the expected benefits of the Verizon Transaction; risks related to the recently-concluded Connecticut Acquisition, including our ability to fully realize anticipated synergies; our ability to meet our debt and debt service obligations; competition from cable, wireless and other wireline carriers and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2015 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q.  These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
($ in millions and shares in thousands, except per share amounts)	March 31,	December 31,	March 31,
	2015	2014 (6)	2014

Statement of Operations Data
Revenue	$1,371	$1,330	$1,154

Operating expenses:
Network access expenses	155	144	107
Network related expenses (1)	325	320	263
Selling, general and administrative expenses (1)	330	300	266
Depreciation and amortization	341	323	281
Acquisition and integration costs (2)	57	70	11
Total operating expenses	1,208	1,157	928

Operating income	163	173	226

Investment and other income, net	1	13	1
Interest expense	245	188	171

Income (loss) before income taxes	(81)	(2)	56
Income tax expense (benefit)	(30)	(16)	17

Net income (loss) (2)	$(51)	$14	$39

Weighted average shares outstanding	994,716	994,541	994,026

Basic net income (loss) per common share (3)	$(0.05)	$0.01	$0.04

Non-GAAP adjusted net income per common share (3)(4)	$0.02	$0.04	$0.05

Other Financial Data
Capital expenditures - Business operations	$170	$159	$135
Capital expenditures - Integration activities	10	33	10
Operating cash flow, as adjusted (4)	564	569	521
Free cash flow (4)	197	193	235
Dividends paid	105	100	100
Dividend payout ratio (5)	54%	52%	43%

(1)	Includes severance costs of $1 million for the quarter ended March 31, 2015.
(2)

Reflects acquisition and integration costs of $57 million ($35 million or $0.04 per share after tax), $70 million ($44 million or $0.04 per share after tax), and $11 million ($7 million or $0.01 per share after tax) for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

(3)	Calculation based on weighted average shares outstanding.
(4)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid divided by free cash flow, as determined in Schedule A.
(6)	Includes the results of the Connecticut Operations for the period of October 25, 2014 through December 31, 2014.

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	March 31, 2015			December 31, 2014
($ in millions)		Connecticut	Frontier		Connecticut	Frontier	March 31,
	Consolidated	Operations	Legacy	Consolidated	Operations	Legacy	2014

Selected Statement of Operations Data
Revenue:
Voice services	$525	$93	$432	$525	$74	$451	$482
Data and internet services	575	107	468	555	88	467	461
Other	133	54	79	122	45	77	78
Customer revenue	1,233	254	979	1,202	207	995	1,021
Switched access and subsidy	138	10	128	128	9	119	133
Total revenue	$1,371	$264	$1,107	$1,330	$216	$1,114	$1,154

Other Financial and Operating Data
Revenue:
Residential	$617	$138	$479	$601	$116	$485	$496
Business	616	116	500	601	91	510	525
Customer revenue	1,233	254	979	1,202	207	995	1,021
Switched access and subsidy	138	10	128	128	9	119	133
Total revenue	$1,371	$264	$1,107	$1,330	$216	$1,114	$1,154

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Customers (in thousands) (1)	3,500	3,516	3,060
Residential customer metrics:
Customers (in thousands) (1)	3,199	3,211	2,794
Average monthly residential revenue per customer	$64.13	$65.67	$59.07
Customer monthly churn	1.78%	1.62%	1.63%

Business customer metrics:
Customers (in thousands) (1)	301	305	266
Average monthly business revenue per customer	$678.15	$688.31	$651.53

Employees	17,815	17,354	13,676
Broadband subscribers (in thousands) (2)	2,387	2,370	1,904
Video subscribers (in thousands) (2)	578	585	390
Switched access minutes of use (in millions)	3,948	3,853	3,943

(1)	Reflects 474,400 residential customers, 48,800 business customers and 523,200 total customers attributable to the Connecticut Acquisition as of October 24, 2014.
(2)	Reflects 394,300 broadband subscribers and 195,200 video subscribers attributable to the Connecticut Acquisition as of October 24, 2014.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)
	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$509	$682
Accounts receivable, net	526	614
Other current assets	373	190
Total current assets	1,408	1,486

Property, plant and equipment, net	8,478	8,566
Other assets - principally goodwill	8,835	8,922
Total assets	$18,721	$18,974

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$193	$298
Accounts payable and other current liabilities	1,247	1,214
Total current liabilities	1,440	1,512

Deferred income taxes and other liabilities	4,310	4,318
Long-term debt	9,464	9,486
Equity	3,507	3,658
Total liabilities and equity	$18,721	$18,974

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in millions)	For the quarter ended March 31,
	2015	2014

Cash flows provided by (used in) operating activities:
Net income (loss)	$(51)	$39
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	341	281
Pension/OPEB costs	2	3
Stock based compensation expense	7	6
Other non-cash adjustments	50	10
Deferred income taxes	(33)	(22)
Change in accounts receivable	87	16
Change in accounts payable and other liabilities	(138)	(71)
Change in other current assets	(16)	51
Net cash provided by operating activities	249	313

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(170)	(135)
Capital expenditures - Integration activities	(10)	(10)
Network expansion funded by Connect America Fund	(9)	(6)
Grant funds received for network expansion from Connect America Fund	-	4
Other	-	13
Net cash used by investing activities	(189)	(134)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	3	11
Long-term debt payments	(129)	(14)
Dividends paid	(105)	(100)
Other	(2)	(2)
Net cash used by financing activities	(233)	(105)

(Decrease)/Increase in cash and cash equivalents	(173)	74
Cash and cash equivalents at January 1,	682	880

Cash and cash equivalents at March 31,	$509	$954

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$189	$146
Income taxes (refunds), net	$17	$(5)

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
($ in millions)	March 31,	December 31,	March 31,
	2015	2014	2014

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,371	$1,330	$1,154
Less: Total operating expenses	1,208	1,157	928
Operating income	163	173	226

Depreciation and amortization	341	323	281
Operating cash flow	504	496	507

Add back:
Acquisition and integration costs	57	70	11
Pension/OPEB costs (1)	2	3	3
Severance costs	1	-	-
Adjusted operating cash flow	564	569	521

Add back:
Interest and dividend income	1	-	1
Stock based compensation	7	5	6

Subtract:
Cash paid (refunded) for income taxes	17	34	(5)
Capital expenditures - Business operations (2)	170	159	135
Interest expense (3)	188	188	163
Free cash flow	$197	$193	$235

Operating income margin (Operating income
divided by revenue)
As Reported	11.9%	13.0%	19.6%
As Adjusted (4)	16.2%	18.4%	20.8%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	36.7%	37.3%	44.0%
As Adjusted	41.1%	42.7%	45.2%

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $19 million, $17 million and $14 million for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $17 million, $14 million and $11 million for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014,  respectively.

(2)	Excludes capital expenditures for integration activities.
(3)

Excludes interest expense of $58 million and $8 million for the quarters ended March 31, 2015 and 2014, respectively, related to commitment fees on bridge loan facilities in connection with the pending Verizon Transaction and the Connecticut Acquisition.

(4)	Excludes acquisition and integration costs, pension/OPEB costs and severance costs.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in millions, except per share amounts)
	For the quarter ended
	March 31, 2015		December 31, 2014		March 31, 2014
Net income (loss)	Net Income (Loss)	Earnings (Loss) Per Share	Net Income	Earnings Per Share	Net Income	Earnings Per Share

GAAP, as reported	$(51)	$(0.05)	$14	$0.01	$39	$0.04
Gain on sale of assets	-	-	(8)	-	-	-
Acquisition and integration costs	35	0.04	44	0.04	7	0.01
Severance costs	1	-	-	-	-	-
Acquisition related interest expense (1)	36	0.04	-	-	5	-
Certain tax items (2)	-	-	(14)	(0.02)	(3)	-
Non-GAAP, as adjusted (3)	$21	$0.02	$36	$0.04	$48	$0.05

(1)	Represents interest expense related to commitment fees on bridge loan facilities in connection with the pending Verizon Transaction and the Connecticut Acquisition.
(2)

Includes impact arising from state law changes, the net impact of uncertain tax positions, the domestic production activities deduction, federal research and development tax credits,  non-deductible transaction costs and changes in certain deferred tax balances.

(3)	Non-GAAP, as adjusted may not sum due to rounding.